CONFORMED COPY














        __________________________________________________________




                       AGREEMENT AND PLAN OF MERGER


                                   Among


                    AMERICAN HOME PRODUCTS CORPORATION,

                           AC ACQUISITION CORP.

                                    and

                         AMERICAN CYANAMID COMPANY



                  Dated August 17, 1994, as amended as of
                 September 22, 1994 and November 17, 1994





        __________________________________________________________

                       AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated August 17, 1994, as amended as of September 22, 1994 and November 17, 1994
(the "Agreement"), among AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("Parent"), AC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and AMERICAN CYANAMID COMPANY, a Maine corporation (the "Company").

          WHEREAS, Purchaser has outstanding an offer (such offer as amended pursuant to this Agreement is hereinafter referred to as the "Offer") to purchase all of the outstanding shares of Common Stock, $5.00 par value per share, of the Company (the "Company Common Stock"; all of the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") and the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 10, 1986, as amended as of April 29, 1986, as of April 21, 1987 and as of the date hereof, between the Company and Mellon Bank, N.A., as successor Rights Agent (the "Rights Agreement"), at a purchase price of $95 per Share (and associated Right) net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 10, 1994, and in the related letter of transmittal;

          WHEREAS, in consideration of the Company's entering into this Agreement, Parent is willing to cause Purchaser to increase the price to be paid pursuant to the Offer to $101 per Share (such amount being hereinafter referred to as the ("Per Share Amount");

          WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each Share in the Offer and in the Merger (as defined below) is fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend acceptance of the Offer and the Merger and approval of this Agreement by such shareholders; and

          WHEREAS, the Board of Directors of Parent and Purchaser have each approved the merger (the "Merger") of Purchaser with the Company in accordance with the Business Corporation Act of the State of Maine ("Maine Law") and the General Corporation Law of the State of Delaware ("Delaware Law") upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                 ARTICLE I

                                 THE OFFER

          SECTION 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with
Section 8.1 and no event shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the conditions or events set forth in Annex A hereto (the "Offer Conditions"), Purchaser shall amend the Offer as soon as practicable after the date hereof, and in any event within five business days from the date hereof, (i) to extend the Offer to September 14, 1994, (ii) to increase the purchase price offered to $101 per Share, (iii) to modify the conditions of the Offer to conform to the Offer Conditions, including by reducing the percentage of Shares required to be validly tendered and not properly withdrawn prior to the expiration of the Offer from 80% to the minimum number of Shares which, together with any Shares owned by Parent and Purchaser, constitutes not less than a majority of the Company's voting power (determined on a fully diluted basis), on the date of purchase, of all securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition")and (iv) to make such other amendments as are required to conform the Offer to this Agreement. The obligation of Purchaser to accept for payment Shares tendered shall be subject to the satisfaction of the Offer Conditions. Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition) and to increase the Per Share Amount payable pursuant to the Offer or make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the Per Share Amount payable in the Offer, which changes the form of consideration payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to the Offer Conditions). Purchaser covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the Offer Conditions, unless the Company otherwise consents in writing, Purchaser will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law, provided that Purchaser may extend the Offer up to the twenty-fifth business day after the latest of (i) September 14, 1994, (ii) the tenth business day after the amendment of the Offer pursuant to this Section 1.1 and (iii) the date on which all such conditions shall first have been satisfied or waived. It is agreed that the Offer Conditions are for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser or Parent not inconsistent with the terms hereof) or, except with respect to the Minimum Condition as set forth above, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

          (b) As soon as reasonably practicable after the date hereof, and in any event within five business days from the date hereof, Purchaser and Parent shall amend their Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which was originally filed with the Securities and Exchange Commission (the "SEC") on August 10, 1994, and shall file such amendment with the SEC. The Schedule 14D-1 will contain a supplement to the Offer to Purchase dated August 10, 1994 and a revised form of the related letter of transmittal (which Schedule 14D-1, Offer to Purchase and other documents, together with any further supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          SECTION 1.2 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on August 16 and August 17, 1994, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and approve this Agreement and the transactions contemplated hereby; and (ii) Morgan Stanley & Co. Incorporated and CS First Boston Corporation (the "Financial Advisers") have delivered to the Board of Directors of the Company their respective written opinions (or oral opinions confirmed in writing) that the consideration to be received by holders of Shares, other than Parent and Purchaser, pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by each of the Financial Advisers to permit, subject to prior review and consent by such Financial Adviser (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 3.14. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

          (b)  The Company shall file with the SEC,
contemporaneously with the amendment to the Offer pursuant to
Section 1.1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Company's Board of Directors described in Section 1.2(a)(i) and shall promptly mail the Schedule 14D-9 to the shareholders of the Company. The Company, Parent and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) In connection with the Offer, if requested by Purchaser, the Company shall promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including but not limited to updated lists of shareholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. The Company will not object if Purchaser disseminates amendments disclosing material changes to the Offer Documents in any manner that would be permitted by applicable law if Purchaser had not, by its letter to the Company of August 10, 1994, made the election to require the Company to disseminate such amendments pursuant to Rule 14d-5(f) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


                                ARTICLE II

                                THE MERGER

          SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Maine Law and Delaware Law, at the Effective Time (as defined in
Section 2.2), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At Parent's election, the Merger may alternatively be structured so that (i) the Company is merged with and into Parent, Purchaser or any other direct or indirect subsidiary of Parent or (ii) any direct or indirect subsidiary of Parent other than Purchaser is merged with and into the Company. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

          SECTION 2.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by delivering articles of merger (the "Articles of Merger") to the Secretary of State of the State of Maine and by filing this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Maine Law and Delaware Law (the date and time of the later to occur of the filing of the Articles of Merger by the Secretary of State of the State of Maine and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Articles of Merger and Certificate of Merger) being the "Effective Time").

          SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of Maine Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.4 Articles of Incorporation; By-Laws. (a) Unless otherwise determined by Parent prior to the Effective Time, the Articles of Incorporation of the Surviving Corporation shall, as a result of the Merger, be changed so as to read in their entirety as closely as possible to the Certificate of Incorporation of Purchaser immediately prior to the Effective Time, except to the extent necessary (in the case of a merger where the Company is the Surviving Corporation) to comply with or conform to Maine Law until thereafter amended as provided by law and such Articles of Incorporation.

          (b) Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Surviving Corporation shall, as a result of the Merger, be changed so as to read in their entirety as closely as possible to the By-Laws of Purchaser immediately prior to the Effective Time, except to the extent necessary to comply with Section 6.7 or (in the case of a merger where the Company is the Surviving Corporation) to comply with or conform to Maine Law until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

          SECTION 2.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

          SECTION 2.6  Conversion of Securities.  At the
Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.6(b), any Dissenting Shares (as defined in Section 2.8(a)) and any Section 910 Shares (as defined in Section 2.8(b))) shall be cancelled, extinguished and converted into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.9, less any required withholding taxes.

          (b) Each share of Company Common Stock held in the treasury of the Company and each Share owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each share of common, preferred or other capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.

          SECTION 2.7  Treatment of Employee Options.
Immediately prior to the Effective Time, each outstanding employee stock option and any related stock appreciation right (together, an "Employee Option") whether or not then exercisable shall be cancelled by the Company, and each holder of a cancelled Employee Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter (or, if later, the date six months and one day following the grant of such Employee Option) from the Company in consideration for the cancellation of such Employee Option an amount in cash equal to the product of
(i) the number of Shares previously subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Employee Option.

          SECTION 2.8  Dissenting Shares and Section 910 Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by holders of Shares who have filed with the Company a written objection to the Merger and have not voted in favor of the Merger, and who shall have properly demanded in writing appraisal for such Shares in accordance with
Section 909 ("Section 909") of Maine Law (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, but such holders of Shares shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Section 909, except that any Dissenting Shares held by holders of Shares who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Shares under
Section 909 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, upon surrender of the certificate or certificates formerly representing such Shares in the manner provided in Section 2.9, less any required withholding taxes.

          (b) Notwithstanding any provisions of this Agreement to the contrary, Shares which are outstanding immediately prior to the Effective Time and which are held by holders of Shares who have prior to the Effective Time demanded in writing appraisal for their Shares pursuant to Section 910 ("Section 910") of Maine Law (other than holders of Shares who shall have failed to perfect their rights pursuant to Section 910 or shall have effectively withdrawn or lost their rights to such fair value under Section 910; collectively, the "Section 910 Shares") shall not be converted into or represent the right to receive the Merger Consideration, but such holders of Shares shall be entitled to receive payment of the fair value of such Shares in accordance with the provisions of Section 910, except that any
Section 910 Shares held by holders of Shares who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Shares under Section 910 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, upon surrender of the certificate or certificates formerly representing such Shares in the manner provided in Section 2.9, less any required withholding taxes.

          (c) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 909 received by the Company, withdrawals of such demands, and any other instruments served pursuant to Maine Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Maine Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.9  Surrender of Shares; Stock Transfer Books.
(a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.6(a). When and as needed, Parent or Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.9(b). Such funds shall be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $50 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

          (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.1  Organization and Qualification;
Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

          SECTION 3.2  Articles of Incorporation and By-Laws.
The Company has heretofore furnished to Parent a complete and correct copy of the Restated Articles of Incorporation and the By-Laws of the Company as currently in effect. Such Restated Articles of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Restated Articles of Incorporation or By-Laws.

          SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $1.00 par value per share (collectively, "Company Preferred Stock"). As of August 12, 1994, (i) 90,832,206 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 11,893,400 shares of Company Common Stock were held in the treasury of the Company and (iii) an aggregate of 5,451,876 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Employee Options issued pursuant to the Plans (as defined in Section 3.10). Since August 12, 1994, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of Employee Options outstanding as of August 12, 1994. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding and 300,000 shares of Series A Junior Participating Preferred Stock are reserved for issuance upon exercise of the Rights. Except as set forth above, except for the Rights, and except as a result of the exercise of Employee Options outstanding as of August 12, 1994, there are outstanding
(i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party except, with respect to Immunex Corporation ("Immunex"), as contemplated by the Immunex Governance Agreement (as defined below) or the Amended and Restated Merger Agreement, dated as of December 15, 1992, among Immunex, the Company and the other parties thereto. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or, except as described below, to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to Parent prior to the date hereof is a list of the subsidiaries and associated entities of the Company which evidences, among other things, the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or associated entities. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole. Pursuant to an Amended and Restated Governance Agreement with Immunex, dated as of December 15, 1992 (the "Immunex Governance Agreement"), the Company is obligated to make payments to Immunex covering certain revenue shortfalls through 1997. The aggregate amount of such payments pursuant to such agreement will not exceed $44.7 million in 1994, $56.6 million in 1995, $70 million in 1996 and $75 million in 1997.

          SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock if and to the extent required by applicable law, and the filing of appropriate merger documents as required by Maine Law and Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby (including but not limited to the Offer and the Merger) so as to render inapplicable hereto and thereto (a) the limitation on business combinations contained in Section 1 of Section 611-A of Maine Law (or any similar provision), and (b) the supermajority shareholder voting requirements of Article SIXTH of the Company's Restated Articles of Incorporation. The Board of Directors of the Company has irrevocably waived the requirement of ownership of Shares (and the related holding period) set forth in Section
2.01 of the Company's By-Laws with respect to the directors of Purchaser immediately prior to the Effective Time and any other director nominees or designees of Parent or Purchaser for election to the Company's Board of Directors. As a result of the foregoing actions, the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding Shares.

          SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not: (i) conflict with or violate the Restated Articles of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or prevent the consummation of the Offer or the Merger.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Regulation
(EEC) No. 4064/89 of the European Community, the New Jersey Industrial Site Recovery Act, Canada's Competition Act, the Investment Canada Act, the Connecticut Transfer Act, state securities, takeover and Blue Sky laws, (ii) the filing and recordation of appropriate merger or other documents as required by Maine Law and Delaware Law, (iii) compliance with the statutory provisions and regulations relating to the New York State Tax on Gains Derived from Certain Real Property Transfers and the New York City Real Property Transfer Tax and (iv) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not reasonably be expected to (x) prevent consummation of the Offer or the Merger or materially delay the Merger, (y) otherwise prevent or delay the Company from performing its obligations under this Agreement or (z) individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.6 Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to either have a Material Adverse Effect or prevent the consummation of the Offer or the Merger.

          SECTION 3.7 SEC Filings; Financial Statements. (a) The Company and, to the extent applicable (and, in the case of Immunex, to the Company's knowledge), each of its then or current subsidiaries, has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1990 (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, each as in effect on the date so filed. The Company has heretofore delivered or promptly will deliver to Parent, in the form filed with the SEC (including any amendments thereto), (i) its (and, to the extent applicable, its subsidiaries') Annual Reports on Form 10-K for each of the four fiscal years ended December 31, 1990, 1991, 1992 and 1993 and its Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, 1994 and June 30, 1994, (ii) all definitive proxy statements relating to the Company's (and such subsidiaries') meetings of shareholders (whether annual or special) held since January 1, 1990 and (iii) all other reports or registration statements filed by the Company (and such subsidiaries) with the SEC since January 1, 1990. None of such forms, reports or documents (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by the Company and its then or current subsidiaries (including, to the Company's knowledge, Immunex) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Parent prior to the date hereof), none of the SEC Reports filed by the Company since December 31, 1993 and prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the audited and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes thereto) included in its Annual Reports on Form 10-K for each of the two fiscal years ended December 31, 1992 and 1993 and in its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1994 and June 30, 1994, which have previously been furnished to Parent, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at December 31, 1993, including the notes thereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1993 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements (including the Rights Agreement), documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 1993, except as contemplated by this Agreement or disclosed in the SEC Reports filed since that date and up to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (without regard, however, to changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved or general economic conditions), (ii) any change by the Company in its accounting methods, principles or practices, (iii) any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (iv) other than in respect of the previously announced sale of Davis & Geck, any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company and its subsidiaries taken as a whole, (v) except for (A) each of the regular quarterly Share dividends declared on or prior to the date hereof in amounts not exceeding $.4625 per Share and (B) the amounts to be paid upon redemption of the Rights pursuant to the Rights Agreement in accordance with Section 6.8, any declaration, setting aside or payment of any dividends or distributions in respect of the Shares or any redemption, purchase or other acquisition of any of its securities, or (vi) except with respect to the adoption or amendment of certain plans or arrangements or the taking of certain actions with respect to certain of such plans or arrangements, in each case, effective as of the date hereof, as described in Schedule 5.1(f), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice.

          SECTION 3.9 Absence of Litigation. Except as disclosed with reasonable specificity in the SEC Reports filed prior to the date of this Agreement, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or
(ii) seek to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

          SECTION 3.10 Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any subsidiary of the Company (collectively, the "Plans"), except as set forth in the SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect: (i) none of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law in the applicable jurisdiction and, outside of the United States, in accordance with local custom and practice; (iii) each Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Plan; (iv) each Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; (v) neither the Company nor any subsidiary of the Company has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (vi) the Company and its subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act. Except as set forth in the SEC Reports, the aggregate accumulated benefit obligations of each Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such Plan (as of the date of such valuation). The "Compensation Letter" (as defined in Schedule 5.1(f) and attached hereto) constitutes a reasonable estimate, prepared in good faith by the Company, of the amounts and benefits payable, as of the date of such letter, and the amounts and benefits proposed to be paid, as of the date of such letter, pursuant to the plans and programs of the Company enumerated therein for the benefit of its employees.

          SECTION 3.11 Tax Matters. The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, except where the failure to make such filings, pay such taxes or provide for such reserves has not had, and would not reasonably be expected to have, a Material Adverse Effect. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          SECTION 3.12 Environmental Matters. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (after taking into account any reserves therefor reflected in the most recent financial statements included in the SEC Reports filed prior to the date hereof):

          (a) The Company and its subsidiaries hold, and are in compliance with, all Environmental Permits, and the Company and its subsidiaries are in compliance with all applicable
     Environmental Laws;

          (b) There are no circumstances which would reasonably be expected to prevent or interfere with such compliance in the future;

          (c) None of the Company or its subsidiaries has received, nor to the knowledge of the Company is there threatened, any Environmental Claim, nor are there any circumstances, conditions or events that would reasonably be expected to give rise to any Environmental Claim against the Company or any of its subsidiaries;

          (d) None of the Company or its subsidiaries has entered into or agreed to any consent decree or order under any Environmental Law, and none of the Company or its subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened judgment, decree, order or other requirement of any governmental authority or private party relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

          (e) There are no (i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials or (iv) Hazardous Materials present at any facility currently or formerly owned, leased or operated by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws or otherwise result in any cost or expense to the Company or any of its subsidiaries; and

          (f) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that would reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws or any contract or agreement relating to Environmental Claims.

          For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for emergency actions, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries' facilities, and otherwise to conduct their respective businesses under Environmental Laws.

          "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated pursuant to any Environmental Law.

          SECTION 3.13 Intellectual Property. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (1) the Company and each of its subsidiaries owns, or is licensed to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (2) the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person; (3) to the knowledge of the Company, no product (or component thereof or process) used, sold or manufactured by and/or for, or supplied to, the Company and each of its subsidiaries infringes or otherwise violates the Intellectual Property of any other person; and (4) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries. For purposes of this Agreement "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

          SECTION 3.14  Offer Documents; Proxy Statement.
Neither the Schedule 14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (as defined in Section 6.1) or the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives which is contained in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.15 Rights Agreement. The Company has heretofore provided Parent with a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The Company has taken all necessary action so that none of the execution of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (a) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (b) cause any person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement).

          SECTION 3.16 Brokers. No broker, finder or investment banker (other than the Financial Advisers) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each of the Financial Advisers pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

          SECTION 3.17 Offer Conditions. Since July 1, 1994, no event shall have occurred and no circumstance shall have arisen which would reasonably be expected to result in a failure to satisfy any of the Offer Conditions.


                                ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND PURCHASER

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or the Merger.

          SECTION 4.2  Authority Relative to This Agreement.
Each of Parent and Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser other than filing and recordation of appropriate merger documents as required by Maine Law and Delaware Law. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms.

          SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Purchaser; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which either of them or their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or the Merger.

          (b) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the laws referred to in clause (i) of the exception to Section 3.5(b), (ii) the filing and recordation of appropriate merger or other documents as required by Maine Law and Delaware Law, (iii) compliance with the statutory provisions and regulations relating to the New York State Tax on Gains Derived from Certain Real Property Transfers and the New York City Real Property Transfer Tax and (iv) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Offer or the Merger.

          SECTION 4.4 Offer Documents; Proxy Statement. The Offer Documents, as amended pursuant to Section 1.1, will not, at the time such Offer Documents as so amended are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholders Meeting (as defined in Section 6.1) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents, as amended and supplemented by the Supplement, will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.5 Financing. Upon the terms and subject to the conditions of this Agreement and the amended Offer, Purchaser is highly confident that it has or will have available to it all funds necessary to satisfy the obligation to pay the Per Share Amount pursuant to the Offer and the Merger Consideration pursuant to the Merger.

          SECTION 4.6 Brokers. No broker, finder or investment banker (other than Gleacher & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.


                                 ARTICLE V

                  CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, except pursuant to the terms hereof or as disclosed with reasonable specificity in the SEC Reports filed prior to the date hereof, or unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries (other than Immunex) shall be conducted only in, and the Company shall not take any action (including with respect to Immunex) and its subsidiaries (other than Immunex) shall not take any action except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries (other than Immunex) shall each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company (including with respect to Immunex) nor any of its subsidiaries (other than Immunex) shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following, except as contemplated by this Agreement or as previously disclosed with reasonable specificity in the SEC Reports filed prior to the date hereof, without the prior written consent of Parent:

          (a) Amend or otherwise change its Restated Articles of Incorporation or By-Laws or equivalent organizational documents;

          (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance of up to 5,451,876 shares of Company Common Stock issuable in accordance with the terms of Employee Options outstanding as of August 12, 1994 or (B) any assets of the Company or any of its subsidiaries, except for sales of products in the ordinary course of business and in a manner consistent with past practice;

          (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for the regular quarterly dividend on the Shares in the amount of $.4625 per Share declared on August 16, 1994 and the amounts to be paid upon the redemption of the Rights pursuant to the Rights Agreement in accordance with Section 6.8;

          (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for the redemption of the Rights at the redemption price of $.02 per Right in accordance with Section 6.8;

          (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except for the completion of the Company's previously announced acquisition of the Shell Company's crop protection business,
     (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, except for such of the foregoing incurred in the ordinary course of business, consistent with past practice, having a maturity not exceeding 90 days, in an aggregate amount not in excess (including refinancing of already outstanding amounts) of $900 million; (iii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $1 million or capital expenditures which are, in the aggregate, in excess of $20 million for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(e);

          (f) Except as set forth on Schedule 5.1(f), as previously approved by Parent or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers or directors of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement with any present or former director, officer or other employee of the Company or any of its subsidiaries (other than an agreement entered into in exchange for a release by an employee who is not an officer or director, of any and all claims against the Company following such employee's termination of employment, but only if the aggregate amount payable to any terminated employee under any such agreement does not exceed $100,000 and the aggregate amount payable pursuant to all such agreements does not exceed $1,000,000), or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

          (h) Make any tax election or settle or compromise any material federal, state, local or foreign tax liability;

          (i) Settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

          (j) Take any action, including but not limited to introducing a new product, which, in the good faith judgment of the Company, is reasonably likely to result in any material claim that the Company has violated applicable laws, rules or regulations or any rights of any other person;

          (k) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

          (l) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; or

          (m) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(l) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the Offer Conditions not being satisfied.


                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

          SECTION 6.1 Shareholders Meeting. (a) The Company, acting through its Board of Directors, shall, if required in accordance with applicable law and the Company's Restated Articles of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Shareholders Meeting") and (ii) subject to its fiduciary duties under applicable law, exercised after consultation with independent legal counsel, (A) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinions of the Financial Advisers that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders. At the Shareholders Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of approval of this Agreement and the transactions contemplated hereby.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of Purchaser, subject to
Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Section 904 of Maine Law.

          SECTION 6.2 Proxy Statement. If required by applicable law, as soon as practicable following Parent's reasonable request, the Company shall file with the SEC under the Exchange Act, and shall use its reasonable best efforts to have cleared by the SEC, the Proxy Statement with respect to the Shareholders Meeting. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

          SECTION 6.3 Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the Board of
(i) each committee of the Board, (ii) each board of directors of each domestic subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. Until Purchaser acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all the members of the Board and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board and such boards and committees.

          (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.3 and shall, if requested by Parent, include in the Schedule 14D-9 or a separate Rule 14f-1 Statement provided to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.3. Parent or Purchaser will supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Purchaser's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment of this Agreement or the Restated Articles of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors hereunder, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are neither designated by Purchaser nor are employees of the Company (the "Disinterested Directors").

          SECTION 6.4  Access to Information; Confidentiality.
(a) From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and financing sources who shall agree to be bound by the provisions of this
Section 6.4 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time request.

          (b) Each of Parent and Purchaser will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated in this Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Purchaser from sources other than the Company, or its directors, officers, auditors or other agents, (ii) in the public domain through no fault of Parent or Purchaser or (iii) later lawfully acquired by Parent or Purchaser on a non-confidential basis from other sources who are not known by Parent or Purchaser to be bound by a confidentiality agreement (after inquiry of such sources) or otherwise prohibited from transmitting the information to Parent or Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors and other advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained for a period of three years from the date hereof and, if requested by or on behalf of the Company, Parent and Purchaser will, and will use all reasonable efforts to cause their auditors and other agents to, return to the Company or destroy all copies of written information furnished by the Company to Parent and Purchaser or their agents, representatives or advisors. It is understood that Parent and Purchaser shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

          (c) No investigation pursuant to this Section 6.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          SECTION 6.5 No Solicitation of Transactions. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Board relating to any such transaction and failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Board shall provide a copy of any such written proposal to Parent immediately after receipt thereof, unless independent outside legal counsel to the Company has advised the Board of Directors that providing such a copy would constitute a breach of the Board's fiduciary duty under applicable law. Notwithstanding the foregoing, the Company shall notify Parent immediately if any such proposal is made and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by this Agreement. Except as set forth in this Section 6.5, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company; provided, however, that nothing in this Section 6.5 shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the shareholders of the Company tender their Shares in connection with any such tender offer unless failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless failing to release such third party or waive such provisions would constitute a breach of the Board's fiduciary duty under applicable law.

          SECTION 6.6 Employee Benefits Matters. (a) Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. Nothing in this Agreement shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

          (b) Except as contemplated herein, Parent shall cause the Surviving Corporation, for the period ending on December 31, 1995, to provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees and former employees of the Surviving Corporation (other than employees and former employees covered by a collective bargaining agreement) which are no less favorable in the aggregate than those provided to such persons pursuant to the plans, programs and arrangements of the Company in effect on the date hereof (other than all Performance Allotments and Performance Share Allotments under the Company's Incentive Plan, which shall be disregarded for all purposes under this Section 6.6(b)) and employees and former employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, that nothing herein (i) shall prevent the amendment or termination of any such plan, program or arrangement, (ii) require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or (iii) interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. On and after January 1, 1996, Parent shall provide employees and former employees of the Surviving Corporation (other than those covered by collective bargaining agreements) with benefits, in the aggregate, that are no less favorable than those provided to similarly situated employees and former employees of other subsidiaries of Parent.

          (c) With respect to the payment of the Current Allotments under the Company Incentive Plan and cash incentive compensation awards under the Cash Incentive Compensation Plan of the Company in respect of the year ending December 31, 1994, Parent shall cause the Company to pay such amounts, in accordance with the applicable performance targets established at the beginning of such year, as soon as practicable following the close of such year and the date the actual performance of the Company and its subsidiaries for the year then ended is calculated. The determination of the performance of the Company and its subsidiaries shall be made in good faith by the certified public accountants of the Company who were the Company's certified public accountants prior to the purchase of Shares pursuant to the Offer, after disregarding the financial effects of the transactions contemplated hereunder and any other changes made by Parent after the purchase of Shares pursuant to the Offer to the operations, finances or corporate structure of the Company and its subsidiaries. Notwithstanding anything in this Section 6.06(c) to the contrary, if, prior to the date the Current Allotments or cash incentive compensation awards are paid pursuant to this section (c), any employee is terminated by the Company without "cause" or voluntarily terminates employment following a reduction in base salary, the Company or the Surviving Corporation shall pay the employee his or her award under the applicable plan as soon as practicable following the employee's termination of employment.

          (d) Parent shall cause the Company to contribute to the Company Savings Plan approximately $7 million as the Company "performance contribution" for the year ended December 31, 1994, provided the actual performance of the Company and its subsidiaries as of December 31, 1994 satisfies the conditions provided under the Savings Plan for such contribution. Such contribution shall be made as soon as practicable following the close of such year and the date the actual performance of the Company and its subsidiaries for the year then ended is calculated. The determination of such performance shall be made in the same manner as provided in Section 6.6(c) above.
Moreover, with respect to any participant in the Savings Plan whose employment is terminated by the Company prior to December 31, 1994 without cause or voluntarily by the employee following a reduction in base salary, such participant shall be vested in that portion of the Company performance contribution which such participant would have otherwise been entitled to receive under the terms of the Savings Plan as in effect on the date hereof had such participant's employment not been terminated prior to December 31, 1994.

          (e) As soon as practicable after the date the Shares are purchased pursuant to the Offer, the Company shall pay Incentive Compensation Plan participants an amount ("Incentive Compensation Cashout") equal to the value of the Performance Allotments determined in accordance with Rule 8(g) of the Rules and Regulations of the Compensation Committee under such plan, as in effect on the date hereof. As soon as practicable after December 31, 1994, Parent shall cause the Surviving Corporation to pay to each participant who is an employee as of December 31, 1994 an amount (the "Additional Payment") equal to the excess of the amount such employee would have received under such Rule 8(g) had the value of the Performance Allotments been calculated at 141.5% of the target bonus over the Incentive Compensation Cashout received by such employee. Notwithstanding the foregoing, if an employee's employment is terminated without cause by the Company or voluntarily by the employee following the reduction of such employee's base salary after the date the Shares are purchased pursuant to the Offer but prior to the payment of the Additional Payment, the Company shall pay such employee the Additional Payment as soon as practicable after the employee's termination of employment.

          (f) Parent shall cause the Surviving Corporation to include as a participant in the Company's Supplemental Employees Retirement Plan ("SERP") any individual who is a Key Manager (as defined below) as of the date hereof whose employment is terminated by the Company without cause or who voluntarily terminates employment following a reduction in base salary within the two year period following the date the Shares are purchased pursuant to the Offer and such person shall be entitled to benefits hereunder if, but only if, at the time of such termination, the Key Manager has attained age 50 with 10 years of service with the Company and the Surviving Corporation. Payment of retirement benefits under the SERP will commence no earlier than the first day of the month following the Key Manager's 60th birthday. As used herein, "Key Manager" means a participant in the Company's Incentive Compensation Plan, as in effect on the date hereof.

          SECTION 6.7 Directors' and Officers' Indemnification and Insurance. (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article IV of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or otherwise entitled to indemnification pursuant to Article IV of the Company's By-Laws.

          (b) Parent shall use its best efforts to cause to be maintained in effect for three years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall Parent or the Company be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company (which the Company represents and warrants to be not more than $1,204,050) to maintain or procure insurance coverage pursuant hereto.

          SECTION 6.8  No Amendment to the Rights Agreement;
Redemption.   The Company covenants and agrees that it will not
amend the Rights Agreement, except as expressly contemplated by this Agreement. The Company will redeem all outstanding Rights at a redemption price of $.02 per Right immediately prior to the consummation of the Offer; the Rights Agreement permits and will permit such redemption.

          SECTION 6.9 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and other laws described in clause (i) of the exception in Section 3.5(b), and any amendments to any thereof and (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. The Company will cooperate with Parent and Purchaser with respect to consummating the financing for the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

          SECTION 6.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

          SECTION 6.11 Notice Pursuant to Section 910. To the extent required by Maine Law, Parent shall cause the Purchaser to give the notice required by subsection 3 of Section 910 not later than fifteen days after the acceptance for payment of Shares pursuant to the Offer. In order to provide such notice, the Company shall provide to Parent, not less than five days prior to the date on which such notice must be made pursuant to this Section, an updated list of shareholders, which list shall be subject to the provisions of Section 1.2(c) of this Agreement.
If permitted by applicable law, such notice may be contained in or provided in connection with the Offer Documents or the Proxy Statement.

          SECTION 6.12 Taxes. Any liability with respect to the transfer of the property of the Company arising out of the New York State Real Property Gains Tax, the New York State Real Estate Transfer Tax and the New York City Real Property Transaction Tax shall be borne by the Company and expressly shall not be a liability of the shareholders of the Company.

          SECTION 6.13 Disposition of Litigation. (a) Each party agrees to use its best efforts to obtain a dismissal without prejudice of American Home Products Corporation, et al.
v. American Cyanamid Company, et al., Civil Action Docket
No. 94-230-P-H (D. Me. 1994), including any and all counterclaims asserted against the Company, its directors, its officers, Parent and Purchaser, with each party bearing its own costs and attorneys' fees therefor. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to the Offer or this Agreement, without the prior written consent of Parent.

          (b) The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless failing so to cooperate with such third party or cooperating with Parent or Purchaser, as the case may be, would constitute a breach of the Board's fiduciary duty under applicable law.

ARTICLE VII

                      CONDITIONS OF MERGER

          SECTION 7.1  Conditions to Obligation of Each Party to
Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) If required by Maine Law, this Agreement shall have been approved by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with the Company's Restated Articles of Incorporation and Maine Law (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares).

          (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

          (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          (d) Purchaser shall have purchased Shares pursuant to the Offer.


                               ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1  Termination.  This Agreement may be
terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) By mutual written consent of Parent, Purchaser and the Company; or

          (b) By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (c) By Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have (i) failed to amend the Offer as provided in Section 1.1, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date (as defined below);

          (d) By the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company, and Purchaser shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date or (ii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide offer to acquire the Company (A) that the Board has determined in its good faith judgment is more favorable to the Company's shareholders than the Offer and the Merger and (B) as a result of which the Board is obligated by its fiduciary duty under applicable law to terminate this Agreement, provided that such termination under this clause (ii) shall not be effective until the Company has made payment of the full fee required by Section 8.3(b) hereof and has deposited with a mutually acceptable escrow agent $50 million for reimbursement to Parent of expenses in accordance with
     Section 8.3(b) hereof; or

          (e) By Parent prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company which would reasonably be expected to either have a Material Adverse Effect on the Company or prevent the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company which would reasonably be expected to either have a Material Adverse Effect or prevent the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (iii) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing or (iv) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) any person (other than Parent or Purchaser) shall have made a proposal or public announcement or communication to the Company with respect to a Third Party Acquisition or (B) any person (including the Company or any of its subsidiaries or affiliates), other than Parent or any of its affiliates, shall have become the beneficial owner of 19.9% or more of the Shares. As used herein, the "Outside Date" shall mean the latest (not to exceed 120 days following the date hereof) of (A) 60 days following the date hereof, (B) if a Request for Additional Information is made by the Federal Trade Commission pursuant to the HSR Act, the date that all conditions to the Offer, the satisfaction of which involve compliance with or otherwise relate to any United States antitrust or competition laws or regulations (including any enforcement thereof), have been satisfied for a period of ten business days, or (C) 10 business days following the conclusion of any ongoing proceedings before the European Commission in connection with its review of the transactions contemplated hereby or any similar delay pursuant to any other material antitrust or competition law or regulation.

          SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in
Section 8.3 and Section 9.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

          SECTION 8.3  Fees and Expenses.

          (a)  If:

          (i)  Parent terminates this Agreement pursuant to
     Section 8.1(e)(i) or (ii) hereof, or if the Company terminates this Agreement pursuant to Section 8.1(d)(i) hereof, and, within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate or associate thereof) (x) with whom the Company (or its agents) had any discussions with respect to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) prior to such termination; or

              (ii)  Parent terminates this Agreement pursuant to
     Section 8.1(e)(i) or (ii) hereof, or if the Company terminates this Agreement pursuant to Section 8.1(d)(i) hereof, and within 12 months thereafter a Third Party Acquisition shall occur involving a direct or indirect consideration (or implicit valuation) for Shares (including the value of any stub equity) in excess of the Per Share Amount; or

             (iii)  Parent terminates this Agreement pursuant to
     Section 8.1(e)(iii) or (iv) hereof or the Company terminates this Agreement pursuant to Section 8.1(d)(ii) hereof or otherwise under circumstances that would have permitted Parent to terminate this Agreement under Section 8.1(e)(iv) hereof;

then the Company shall pay to Parent and Purchaser, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by Section 8.3(a)(iii) above, a fee, in cash, of $90 million, provided, however, that the Company in no event shall be obligated to pay more than one such $90 million fee with respect to all such agreements and occurrences and such termination.

          "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party");
(ii) the acquisition by a Third Party of 19.9% or more of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 19.9% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 19.9% or more of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of this Agreement and which is not part of a series of transactions resulting in a change of control.

          (b) Upon the termination of this Agreement (i) under circumstances in which Parent or Purchaser shall have been entitled to terminate this Agreement pursuant to Section 8.1(e)(i) or (ii) hereof (whether or not expressly terminated on such basis) or (ii) under circumstances in which the Company shall be obligated to pay a fee pursuant to Section 8.3(a), the Company shall reimburse Parent, Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser or Parent or any of the foregoing, and accountants). Unless required to be paid earlier pursuant to Section 8.1(d), the Company shall in any event pay the amount requested within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course after request by the Company. The escrow agent referred to in Section 8.1(d) shall promptly and in any event within one business day of receipt of request therefor by Purchaser or Parent disburse to Purchaser or Parent the fees and expenses payable by the Company pursuant to this Section 8.3(b). To the extent that funds deposited with such escrow agent are insufficient to reimburse Purchaser and Parent for all fees and expenses pursuant to this
Section 8.3(b), the Company shall, upon submission of invoices, directly reimburse Purchaser and Parent.

          (c)  Except as specifically provided in this Section
8.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          SECTION 8.4 Amendment. Subject to Section 6.3, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.5 Waiver. Subject to Section 6.3, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                ARTICLE IX

                            GENERAL PROVISIONS

          SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that the agreements set forth in Article II, Section 6.6, Section 6.7, Section 6.9 and
Article IX shall survive the Effective Time indefinitely and those set forth in Section 6.4, Section 8.3 and Article IX shall survive termination indefinitely.

          SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Purchaser:

               American Home Products Corporation
               Five Giralda Farms
               Madison, New Jersey  07940

               Attention: Louis L. Hoynes, Jr., Esq.

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:  Robert E. Spatt, Esq.

          if to the Company:

               American Cyanamid Company
               One Cyanamid Plaza
               Wayne, New Jersey  07470
               Attention:  Secretary

          with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Attention:  Peter D. Lyons, Esq.

          SECTION 9.3  Certain Definitions.  For purposes of this
Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1993 were prepared;

          (e) "knowledge" means knowledge after reasonable inquiry;

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section
     13(d)(3) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 9.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the consummation of the Merger is governed by Maine Law.

          SECTION 9.8  Headings.  The descriptive headings
contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.9  Counterparts.  This Agreement may be
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              AMERICAN HOME PRODUCTS CORPORATION


                              By:  /s/ Robert G. Blount
                                 Name:  Robert G. Blount
                                 Title:  Executive Vice President

                              AC ACQUISITION CORP.


                              By:  /s/ Robert G. Blount
                                 Name:  Robert G. Blount
                                 Title:  Vice President

                              AMERICAN CYANAMID COMPANY


                              By:  /s/ J. S. McAuliffe
                                 Name:  J.S. McAuliffe
                                 Title:  Vice President

                                  ANNEX A

                             Offer Conditions

          The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement and the term "Commission" shall be deemed to refer to the SEC.

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after August 16, 1994 and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred or Purchaser makes a good faith determination that any of the following conditions has occurred:

          (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of:
     (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by Parent, Purchaser or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company or any of its material subsidiaries or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its material subsidiaries or Parent or any of its subsidiaries, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of Parent's subsidiaries on all matters properly presented to the shareholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary (other than immaterial subsidiaries) directly or indirectly owned by the Company; (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares; or (v) which would reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or the value of the Shares or of the Offer to Purchaser or Parent;

          (b) there shall have occurred, or Purchaser shall have become aware of any fact that would reasonably be expected to have, a Material Adverse Effect;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the market price of the Shares or in the United States securities or financial markets generally, including, without limitation, a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, (iii) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that could reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer or (vii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 19.9% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or
     (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of the Company; or

          (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall not have been obtained or satisfied on terms satisfactory to the Parent in its reasonable discretion;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

          The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.